CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
1.Registration Statement (Form S-3 No. 333-182642) of DCP Midstream, LP (the “Partnership”),
2.Registration Statement (Form S-3 No. 333-219927) of the Partnership,
3.Registration Statement (Form S-3 No. 333-221419) of the Partnership,
4.Registration Statement (Form S-8 No. 333-142271) pertaining to the Partnership’s Long-Term Incentive Plan, and
5.Registration Statement (Form S-8 No. 333-211905) pertaining to the Partnership’s Long-Term Incentive Plan;

of our report dated February 14, 2020, with respect to the consolidated financial statements of Discovery Producer Services LLC, included in this Amendment to the Annual Report (Form 10-K/A) of the Partnership for the year ended December 31, 2019.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
March 6, 2020